Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	October 31, 2016

For more information contact: Moishe Gubin, Chairman of the Board or

Joel Klein, Chairman of the Audit Committee at (954) 900-2800

OPTIMUMBANK HOLDINGS APPOINTS JOHN H. CLIFFORD AS DIRECTOR

Fort Lauderdale, FL (October 31, 2016) – OptimumBank Holdings, Inc. (“Company”) (NASDAQ: OPHC), the parent company of OptimumBank (“Bank”), announced today that John H. Clifford has joined the Board of Directors of OptimumBank Holdings (“Company”) and OptimumBank (“Bank”).

Company Director and Bank Chairman Gubin noted, “The appointment of Mr. Clifford is an important step towards our commitment to strengthen the directorates of both the Company and the Bank. With solid management and a strong board, we will position the Bank for the future.”

Mr. Clifford is a resident of Hobe Sound, Florida and a retired banker who provides additional banking experience to the directorates. Mr. Clifford was President and CEO of Coastal Federal Credit Union in Jacksonville, Florida and was associated with several other financial institutions during his career in the northeast, which include The Community Bank, Brockton, Massachusetts and Bank of Fall River, Fall River, Massachusetts.

Also, the Company announces that Norman Ginsparg has resigned from the Board of Directors of the Bank for personal reasons.

“The Directors of OptimumBank Holdings and OptimumBank would like to thank Mr. Ginsparg for his dedicated service and efforts on behalf of the organization. We want to wish him well in his future endeavors,” said Bank Chairman Moishe Gubin.

The Company offers a wide array of lending and retail banking products to individuals and businesses in Broward, Miami-Dade and Palm Beach counties through its executive office and three branch offices in Broward County, Florida.

Forward-Looking Statements

This press release includes forward-looking statements and OptimumBank Holdings, Inc. intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe OptimumBank Holdings, Inc.’s expectations regarding future events. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. OptimumBank Holdings, Inc. undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308

Phone: (954) 900-2800		Fax: (954) 900-2801